COREBRIDGE FINANCIAL

American General Life Insurance Company

The United States Life Insurance Company in the City of New York

2727-A Allen Parkway

Houston TX 77019

United States

Corebridge Capital Services, Inc.

21650 Oxnard Street, Suite 750

Woodland Hills, CA 91367-4997

United States

Selling/Agency

Agreement

SELLING/AGENCY AGREEMENT

This Selling/Agency Agreement together with all of its annexes, addenda and schedules (“Agreement”) is made as of the Effective Date shown on the signature page by and among American General Life Insurance Company (“American General”), an insurance company domiciled in the State of Texas, The United States Life Insurance Company in the City of New York (“US Life” which is collectively referred to with American General as “Insurer”), an insurance company domiciled in the State of New York, Corebridge Capital Services, Inc. (“Distributor”), a Delaware corporation, ___________________________ (“Broker/Dealer”) and its associated insurance agencies listed on Annex I (each an “Agency” and collectively “Agencies”). Broker/Dealer and Agencies are together referred to herein as the “Selling Entity.” Insurer, Distributor and Selling Entity are together referred to herein as “Parties” and each is individually a “Party.” The representations, warranties, duties and obligations of each of American General and US Life hereunder are several, not joint. For purposes of this Agreement, references to Insurer shall mean each Insurer on an individual basis. No Insurer shall be responsible for the actions (or inactions) of the other Insurer.

This Agreement is for the purpose of arranging for the distribution of certain variable annuity contracts, registered index-linked annuity contracts, fixed annuity contracts, and index annuity contracts (collectively “Products”) identified on the “Commission Schedules” attached hereto.

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Variable and registered index-linked annuity contracts are issued by Insurer and distributed through the Distributor through salespeople who are appointed under applicable state law with the Insurer for insurance purposes and who are registered representatives of Broker/Dealer.

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Fixed and index annuity contracts are issued by Insurer through salespeople who are appointed under applicable state law with the Insurer for insurance purposes Together, salespeople for all Products are collectively referred to as “Agent” herein. If the Agent is a partnership or corporation, then principal(s) of the corporation must be licensed individually as required pursuant to appropriate state laws.

Distributor is a Party for the purposes of securities products (i.e. variable and registered index-linked annuities) only. Distributor is not a Party to Compensation Schedules that do not involve securities products. Insurer and Agencies are Parties for the purposes of all Compensation Schedules.

In consideration of the mutual promises and covenants contained in this Agreement, and subject to the terms and conditions of this Agreement, Insurer appoints, and Distributor authorizes, as principal underwriter for variable and registered index-linked annuity Products, the Selling Entity and its registered representatives and/or Agents, as applicable, to solicit and procure applications for the Products and Selling Entity accepts such authorization. This appointment and authorization is not deemed to be exclusive in any manner and only extends to those jurisdictions where the Products have been approved for sale and in which Insurer and Selling Entity (and, if appropriate, its Agents) are licensed as required by applicable regulatory requirements.

I.	Representations and Warranties

A. By executing this Agreement, the Parties make the following representations:

1. Each Party is in compliance with and will remain in compliance with all applicable laws, rules and regulations related to the standard of care applicable to recommendations of annuity transactions, and interpretive guidance of governmental agencies or other regulatory bodies including self-regulatory organizations (“SRO”) which are applicable to their respective businesses (collectively “Applicable Rules”), or any cases of noncompliance would have no adverse effect upon the Party’s ability to execute, deliver and perform its obligations hereunder or result in liability of any kind to the other Parties or their affiliates. Each Party is in compliance with and will remain in compliance with all applicable federal laws, rules and regulations and all applicable laws, rules and regulations adopted by states and their state insurance regulatory authorities.

In addition, Selling Entity shall comply with Insurer’s policies and procedures, which are provided to the Selling Entity, including any manuals, agency updates, instructions, and directions communicated to the Selling Entity. The policies and procedures may be amended or modified by Insurer at any time, in any manner, and without prior notice.

B. Broker/Dealer additionally represents and warrants as follows:

1. It is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (“1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”).

2. It is qualified to act as a broker-dealer in the states or other jurisdictions where it transacts business.

3. It will maintain such registration, qualification and membership in full force and effect throughout the term of this Agreement.

4. Since variable and registered index-linked annuity products are contemplated under this Agreement, it is duly licensed as a corporate insurance agent, or it has entered into an insurance networking arrangement with the Broker/Dealer Affiliates identified on Annex I hereto in accordance with the no-action letter Howard & Howard (sub. nom. First of America Brokerage Services, Inc.) (avail. Sept. 28, 1995) issued by the SEC staff with respect to the non-registration as a broker-dealer of an insurance agency associated with a registered broker-dealer, as such letter may be modified and amended by subsequently issued no-action letters and superseding rules and interpretations, and is in compliance with the terms and conditions of such guidance.

II.	Solicitation; Marketing; and Agent Licensing/Appointment and Supervision

A. Licensing and Appointment.

1. Selling Entity shall conduct business only in those states, territories and jurisdictions in which Selling Entity licensed by the appropriate regulatory authorities in accordance with Applicable Rules. Agency and its Agents will also be appointed with Insurer in accordance with Applicable Rules. Selling Entity agrees to immediately notify Insurer or Distributor, as appropriate, in the event any license of Selling Entity or any Agent is terminated or not renewed for any reason.

2. Selling Entity shall recruit and recommend for appointment qualified and suitable individuals or legal entities that, if appointed and contracted by Insurer, may represent Insurer in connection with the solicitation and sale of Products. Agents shall meet standards required by Insurer for appointment. Insurer will prescribe such appropriate forms and procedures for use in submitting requests for appointment of Agents. Insurer reserves the sole right to not appoint or contract a particular Agent, or to terminate such appointment or contract at any time. Selling Entity represents that the information contained in each Selling Entity and Agent application for appointment shall be true and accurate as of the date that such application is submitted to Insurer or its designee and Selling Entity shall use best efforts to ensure that such information remains true and accurate throughout the period that the Selling Entity sells Products pursuant to this Agreement. Selling Entity shall notify Insurer within twenty (20) business days of any: (1) material changes in the information set forth in a Selling Entity’s or Agent’s application for appointment; (2) inquiries or disciplinary actions initiated against Selling Entity or any Agent by regulatory bodies or SROs; (3) cancellation, material modification or non-renewal of Selling Entity’s liability insurance coverages; or (4) any insurance regulatory inquiries, investigations or complaints relating to the sale of the Products.

3. As required to solicit variable and registered index-linked annuity contracts, Selling Entity represents and warrants that: (1) Agents are registered representatives of the Broker/Dealer and (2) Selling Entity has the authority to supervise and control activities of such Agents in connection with transactions contemplated by this Agreement.

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B. Background Check.

1. Selling Entity is responsible for investigating the work experience and background (“background investigations”) of any proposed Agent prior to recommending appointment by Insurer. By submitting an Agent for appointment, Selling Entity represents and warrants that: (i) all background investigations required by state and federal laws have been made with respect to such Agent, (ii) the Agent is trustworthy, financially responsible, in good business standing and qualified to act as an insurance agent for Insurer, and (iii) it is not aware, that it or its Agents have been convicted of any felonies or misdemeanors arising out of conduct involving embezzlement, fraudulent conversion or misappropriation of funds or securities, or involving violations of the Federal Violent Crime Control and Law Enforcement Act of 1994 (Sections 1033 or 1034 of Title 18 of the United States Code or any subsequent amendments thereto). Should Selling Entity at any time, while this Agreement is in effect, be (or become aware that its Agents have been) convicted of a criminal felony involving dishonesty or breach of trust, Selling Entity agrees to immediately notify Insurer in writing of the felony conviction. Selling Entity understands that failure to comply with the requirements of the Federal Crime Control and Law Enforcement Act of 1994 may result in disciplinary action up to and including termination for cause by Insurer.

2. Selling Entity understands and acknowledges that Insurer relies on the background checks of Agents performed by the Selling Entity; and does not independently confirm any information provided with respect to an Agent.

3. With respect to variable and registered index-linked annuities, Selling Entity must provide written notice to Insurer if it presents for appointment any Agent who: (1) holds any state or federal criminal record; or (2) has personally or through a business entity filed for bankruptcy protection in the last seven (7) years; or (3) has been sanctioned by the FINRA, the SEC, any state insurance department, any state securities agency or any other regulatory agency with jurisdiction over such individual; or (4) is not covered by an active error & omissions insurance policy covering sales of Products (collectively, any such Agent shall be referred to as a “non-appointed Agent”). If Broker/Dealer desires any such non-appointed Agent to become appointed with Insurer, such non-appointed Agent must submit any required information requested by Insurer and such appointment may be reviewed and rejected in Insurer’s sole discretion.

C. Solicitation.

1. Selling Entity shall actively solicit and present to Insurer for acceptance applicants for Products. Requests to purchase a Product shall be taken only on preprinted application forms supplied by or through data entry systems approved by the Insurer. The contract forms, applications and supporting documentation are the sole property of the Insurer. Selling Entity will ensure that all application information will be accurate to the best of its knowledge and can be relied upon by the Insurer. All applications are subject to acceptance by Insurer at its sole discretion.

2. Selling Entity will ensure that it and its Agents accurately represent the Product, though Selling Entity and its Agents may rely on the accuracy of Product information provided by Insurer. Selling Entity and its Agents shall not misrepresent, provide incomplete comparison, omit material information or use other methods that will result in an inaccurate representation of the Product. Selling Entity and its Agents will not induce Product owners or owners of other companies’ insurance products to convert, lapse, forfeit or replace his or her Product unless such recommendation is suitable and in the particular owner’s best interest.

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3. Insurer has in place an electronic and telephonic process to: (1) facilitate issuance of the Contracts without the use of a paper application, and/or (2) obtain additional information that is required to complete the application process and for Insurer to process such application (the “Electronic Issuance Program”). Selling Entity shall ensure that its Agents do not participate in the Electronic Issuance Program should Selling Entity desire not to utilize this program. If applications and/or application information are transmitted to the Insurer pursuant to the Electronic Issuance Program, the following provisions shall apply:

(a) Selling Entity agrees to communicate with owners of Product issued through the Electronic Issuance Program in order to obtain and deliver promptly to Insurer the signed confirmation for such Products and other requisite forms or supporting documentation as Insurer may reasonably request. Selling Entity must provide assistance or cooperation required to enforce a Product issued under the Electronic Issuance Program, which shall include, but not be limited to, providing Insurer access to recordings of telephone conversations with customers containing their consent to the purchase of Products, or providing statements or affidavits from such Agents as to the customer’s consent to the making of Products. Selling Entity shall ensure that its Agents promptly return to Insurer completed and signed forms (including replacement-related state forms) and other supporting documentation as the Insurer may reasonably request.

(b) In the event the owner of a Product seeks to repudiate or rescind the Product issued through the Electronic Issuance Program and Insurer, in its sole discretion, waives any surrender charges, the full commission paid by Insurer will be returned to Insurer upon demand or, in the absence of such demand, charged back to the recipient of the commission. In addition, all amounts equal to any market loss arising from such rescission or repudiation will be paid by Selling Entity on demand, or in the absence of such demand, charged back to Selling Entity.

(c) Selling Entity shall be solely responsible for the transmission or failure of transmission of any application information to Insurer. Selling Entity shall ensure that all application information submitted through the Electronic Issuance Program will be accurate and can be relied upon by Insurer.

(d) Selling Entity shall pay Insurer all amounts equal to any market loss resulting from the misallocation of the initial purchase payment into the subaccounts, which misallocation was the result of Insurer relying on inaccurate application information submitted by Selling Entity or its Agents via the Electronic Issuance Program. In the absence of a demand for payment, such amounts shall be charged back to Selling Entity.

D. Premium. Selling Entity or its Agents shall take Product premium only in forms acceptable to Insurer and Distributor. The Parties further acknowledge that any premium received by Selling Entity or any Agent shall at all times be the property of Insurer. Selling Entity acknowledges that if any premium is held at any time by it or its Agent: (i) Selling Entity or its Agent shall segregate such premium from its own funds and will provide upon reasonable request an accurate and verifiable accounting of all such premium to Insurer and (ii) Selling Entity or its Agent shall promptly remit such premium to the lock box or other place designated by Insurer for receipt of premium.

With respect to Products, Selling Entity or its Agents shall not: (1) collect or give any receipt for deferred or renewal premiums or collect renewal premiums or any other payments other than initial premium pursuant to the Insurer’s policies and procedures; (2) deposit any cash or negotiable instruments representing payment of any premium including the initial premium except as otherwise instructed by Insurer, or (3) directly or indirectly provide as inducement to any person to purchase a policy, any rebate of premium or any inducement not specified in the policy.

E. Contract Delivery.

1. Upon issuance of a Product contract, policy or certificate of insurance (“Contract”) by Insurer, unless otherwise agreed to in writing, Insurer shall deliver the Contract directly to the owner.

2. To the extent underwriting is applicable to fixed or index annuity Products, Selling Entity will not deliver or cause to be delivered any Contract if the Selling Entity, through its Agent, knows the applicant to be in poor health in accordance with Insurer’s underwriting rules. Insurer’s underwriting rules include a prohibition against delivery of a policy if there has been a change in the applicant’s health unless delivery is approved by the Insurer’s Underwriting Department.

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F. Sales Documents and Names/Logos.

1. Sales Documents and Premium. All applications and forms and Marketing Materials (as defined below), books, documents, vouchers, receipts, lists, notices, or other papers of any kind used by Selling Entity or Agent in any transaction involving Insurer and/or Distributor and any other personal property furnished by Insurer and/or Distributor (“Sales Documents”) shall remain property of the Insurer and/or Distributor, shall be open to inspection by Insurer and/or Distributor at all times, and shall be returned to Insurer and/or Distributor at termination of this Agreement along with all uncollected premium receipts and undelivered Contracts sent to Selling Entity or Agent for delivery and collection. Selling Entity and Agents shall not modify, amend or alter the Sales Documents and other documents supplied by Insurer regarding the Products.

Selling Entity and Agent shall only utilize Sales Documents and/or other documents approved by Insurer in connection with the solicitation of Products. For any Product, which is a registered security (i.e. variable and registered index-linked annuity contracts) Broker/Dealer warrants that it shall deliver a currently effective prospectus for the Product and, when applicable, for the underlying funds, prior to or concurrent with each solicitation; and if required by state law, the Statement of Additional Information for the Product. No statements shall be made to a client superseding or controverting or otherwise inconsistent with any statement made in any prospectus for a Product or underlying funds. No person is authorized to make any representations concerning a registered security except those contained in its then-current prospectus, SAI and any other information as may be approved by the Insurer or mutual fund as information supplemental to its prospectus and SAI. Insurer and Distributor shall furnish reasonable quantities of prospectuses at no cost to the Broker/Dealer for use in the solicitation of the Products.

2. Marketing Materials. Selling Entity and/or Agent warrants that it shall not use any written, electronic (including illustrations or software programs) or audiovisual material (including prepared scripts for oral presentations) to create interest in Insurer, Distributor or the Products (“Marketing Materials”), unless such Marketing Material has been provided by, or approved in writing in advance of such use by, the Insurer and/or Distributor. In addition, Selling Entity or its Agents acknowledges that it is obligated not to distribute or make available to customers any information furnished to Selling Entity or Agent that Insurer or Distributor marked “For Dealer Use Only” or that otherwise indicates that it is confidential or not intended to be distributed to customer.

3. Use of Names and Logos. Subject to the provisions in this Subsection F, Selling Entity and its Agents are authorized to use Corebridge Financial terms, names and/or company names only in connection with the solicitation, sales, and servicing of Products and only after having obtained prior written approval for each such use. Corebridge Financial terms, names and/or company names refers to company, marketing and product names and/or other symbols or logos that contain the term “American General Life Insurance Company,” “American General,” “The United States Life Insurance Company in the City of New York,” “US Life,” “Corebridge Financial Annuity,” “Corebridge Financial” or similar names. Selling Entity’s authority to use the logos and other related Corebridge Financial terms, names and/or company names shall automatically terminate upon termination of this Agreement. By using the Corebridge Financial Marks, Selling Entity and its Agents agree to Insurer’s Co-Brand Guidelines, and provide Insurer with samples of trademark use, upon request from Insurer. Further, Selling Entity and its Agents will obtain Insurer’s approval to engage in external advertising or additional rights using Corebridge Financial Marks.

All goodwill associated with use of the Corebridge Financial Marks by Selling Entity and its Agents shall inure solely to the benefit of Insurer. Selling Entity and its Agents agree to (i) not register any of the Corebridge Financial Marks as domain names, social media handles or trademarks; (ii) not to make any changes to the style, font, size, design, or other features of the Corebridge Financial Marks, except as set forth in the Corebridge Financial Co-Brand Guidelines or approved in writing in advance by Insurer; and (iii) not to challenge the title or validity, or oppose or cancel, the Corebridge Financial Marks.

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Selling Entity acknowledges that Insurer may terminate this trademark license for any reason immediately upon notice, in Insurer’s sole discretion. Upon termination, Selling Entity agrees to remove the Corebridge Financial Marks from Agency’s operating system, within five (5) business days after receiving the termination notice. Additionally, this trademark license shall immediately terminate upon the termination of all selling or agency agreements between the parties.

Neither Party may use the names, trademarks, service marks, logos or identifications (“Marks”) of the other Party or its parent, affiliate or subsidiaries except as otherwise consented to by the other Party in writing. The Parties further acknowledge and agree that they shall not acquire any ownership rights whatsoever in any Marks of the other Party.

Insurer may assign any of its rights or delegate any of its obligations under this trademark license, without Selling Entity’s consent. Selling Entity and its Agents shall not assign any of its rights or delegate any of its obligations under this trademark license, without the prior written consent of Insurer. Any purported assignment by Selling Entity and its Agents shall be null and void.

4. Selling Entity hereby represents that to the extend applicable, any digital documents and materials that it provides to Insurer for its distribution of Insurer’s products to clients shall comply with the standards set forth in the Web Content Accessibility Guidelines published by the World Wide Web Consortium, as amended.

G. Authority of Insurer and Distributor.

1. No person other than Insurer has the authority to: (i) waive or modify any provision with respect to any Product or Product Contract; (ii) extend the time for payment of any premiums; (iii) accept notes for payment of premium; (iv) contract or incur any debt obligation or other liability in the name or on behalf of Insurer, or otherwise bind Insurer in any way; or (v) reinstate any terminated Products or Product policies, contracts or certificates.

2. No person other than Insurer has the authority to (i) make, alter or discharge any policy form and/or administrative form of the Insurer; (ii) enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of the Insurer or Distributor; (iii) institute or file any response to any legal proceeding in connection with any matter pertaining to the Products on behalf of Insurer or Distributor without its prior written consent; or (iv) act as Insurer’s agent for service of process without written consent of Insurer or Distributor.

H. Applicable Standard of Care.

1. Compliance with Standards and Requirements. Neither Selling Entity nor its Agent shall make a recommendation to purchase or related to in-force management of Insurer’s Products unless the purchase or transaction is suitable for or, where applicable, in the best interest of the customer in accordance with Applicable Rules (“Applicable Standard of Care”). Selling Entity shall establish a supervisory system to ensure that it and its Agents comply with the Applicable Standard of Care. As required by Applicable Rules, such supervisory system may include training, disclosure, information collection, documentation, determination, supervision, reporting, audit and/or surveillance.

2. Delegation to Selling Entity.

a. Variable and Registered Index-Linked Annuity Delegation. Insurer hereby delegates to Selling Entity, to the fullest extent permitted currently under existing law or regulation or as may be permitted in the future, the obligation to establish and maintain a system of suitability supervision for recommendations of sales transactions, and Selling Entity hereby accepts such delegation as to variable and registered index-linked annuity products.

(1) In particular, Insurer, to the extent applicable, hereby delegates to Selling Firm the obligation to establish and maintain a system of supervision for recommendations by the Representatives of sales transactions (as such term is defined in Reg. 187, herein “sales transactions”) involving NY Products. This system must include, but is not limited to, standards and procedures for (i) the collection of a consumer’s

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suitability information with respect to sales transactions involving NY Products; (ii) the documentation and disclosure of the basis for any recommendation with respect to sales transactions involving NY Products; and (iii) the auditing and/or contemporaneous review of recommendations of sales transactions involving NY Products to monitor the Representatives’ compliance with the obligation to act in the best interest of consumers. Selling Firm will maintain appropriate records evidencing this supervision system and cooperate in connection with Insurer’s reasonable requests to audit the supervision functions carried out by Selling Firm.

(2) Selling Firm confirms that, with respect to each state other than New York, Selling Firm maintains a system of supervision for recommendations and sales by the Representatives involving the Annuity Products that is (i) in compliance with business rules, controls and procedures that satisfy a comparable standard (as such term is defined in the 2020 NAIC Suitability in Annuity Sales Transactions Model Regulation’s safe harbor provision, as it may hereafter be amended, herein “comparable standard”) even if such comparable standard would not otherwise apply to the Annuity Product or recommendation at issue or (ii) in compliance with such state’s applicable annuity suitability or annuity best interest rules, however denominated. Selling Firm will maintain appropriate records evidencing this supervision system and will cooperate in connection with Insurer’s reasonable requests to audit the supervision functions carried out by Selling Firm.

b. To the extent that any other standard of care initiative (“Other Standard of Care Initiative”) that takes effect after the effective date of this Agreement, and as subsequently amended, imposes a supervision responsibility on the insurance company issuing an annuity contract or life insurance policy and permits the insurance company to delegate certain or all of its supervision obligations to a third party, Insurer hereby delegates to Selling Entity all supervision responsibility for activities conducted by Selling Entity and the Agents with respect to the Products, such delegation to take effect upon reasonable advance written notice from Insurer outlining the nature and scope of the delegation.

3. Selling Entity Performance of Delegated Functions.

a. Selling Entity shall establish and maintain a supervision system for the suitability supervision of sales transactions recommended by the Agents.

b. Regarding transactions covered by New York Regulation 187, such system of supervision must include, but not be limited to, standards and procedures for: (i) the collection of a consumer’s suitability information with respect to sales transactions; (ii) the documentation and disclosure of the basis for any recommendation with respect to sales transactions; and (iii) the auditing and/or contemporaneous review of recommendations of sales transactions to monitor Agents’ compliance with the obligation to act in the best interest of consumers.

c. To the extent that Insurer delegates to Selling Entity pursuant to Section 2(b) of this section any of Insurer’s obligations and responsibilities under Other Standard of Care Initiatives that take effect after the effective date of this Agreement, Selling Entity shall establish, maintain, enforce and audit reasonable and appropriate written policies, procedures and controls to perform such obligations and responsibilities.

4. Selling Entity Certification.

a. Selling Entity shall provide Insurer with an annual certification, satisfactory to Insurer, regarding Selling Entity’s compliance with this section. Such certification shall disclose, if applicable, the occurrence of any material violations of this section of which Selling Entity is aware. The parties acknowledge that Insurer will rely on Selling Entity’s supervisory system to satisfy Insurer’s supervisory obligation.

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b. Certifications provided pursuant to this Section 4 shall be signed by an authorized senior officer or manager of Selling Entity with responsibility for overseeing the relevant Product sales practices and who has a reasonable basis on which to make the certification on behalf of Selling Entity.

5. Audit of Delegated Supervision Functions.

a. Selling Entity shall cooperate with Insurer in connection with Insurer’s audits of supervision functions delegated to Selling Entity by Insurer under an Applicable Standard of Care.

b. Selling Entity shall maintain and make available upon reasonable request by Insurer records relating to supervision functions delegated to Selling Entity pursuant to this Agreement, including but not limited to client profiles and verification certificates in a form satisfactory to the Insurer. Insurer may audit such records during regular business hours upon at least ten (10) days advance written notice to Selling Entity.

6. Training. To the extent that Insurer is required to provide training or otherwise make training available to producers under any Applicable Standard of Care that takes effect after the effective date of this Agreement and Selling Entity desires to utilize training other than the training Insurer provides or approves to satisfy the training requirements of any applicable standard of conduct, including but not limited to Reg. 187, Selling Firm must provide information about such other training to Insurer for consideration, and will not implement such training without Insurer’s prior written approval, which Insurer will not unreasonably withhold. Submission of an application for a Product subject to any regulation referenced herein will serve as Selling Firm’s certification that any producer/financial professional training required by such regulation was provided to and completed by the applicable producer/financial professional before such producer’s/financial professional’s making of a recommendation with respect to such Product or otherwise discussing such Product with a consumer.

I. Training and Supervision of Agents. Selling Entity shall train and supervise the Agents to ensure: (i) that they are fully informed as to the provisions and benefits of the Products; (ii) that such Products are represented adequately and fairly to customers and prospective customers; (iii) that the Agents are aware of compliance issues relevant to the Products; (iv) that the Agents comply with Applicable Rules; (v) any Agent who is soliciting or servicing Product complies with all policies and procedures of Insurer or Distributor, whether included herein or provided separately to Selling Entity; and (vi) abide by all the terms and provisions of the Products and only solicits Products covered under a Compensation Schedule hereto.

Selling Entity hereby agrees to promptly notify Insurer in writing: (i) if Selling Entity’s relationship with Agent is terminated; (ii) of any known or alleged misappropriation of funds by Agent regardless of whether such known or alleged misappropriation is with respect to funds of Insurer, Distributor or any other person or company; or (iii) if Agent’s insurance licensing status lapses or is under any investigation or is terminated by any state.

Upon request, Selling Entity shall furnish to Insurer such appropriate records or documents that evidence compliance with this provision, including verification certificates in a form satisfactory to Insurer.

J. Expenses. Selling Entity is responsible for its own or its Agents expenses under this Agreement, including but not limited to: (i) rentals, office facilities, postage, advertising, and travel expenses; (ii) transportation; (iii) employee and clerical salaries, benefits and expenses; and (iv) Selling Entity and/or Agent’s fees, countersignature fees, state and local license fees, and other licensing expenses (other than appointment fees).

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III.	Records, Audit and Investigations

A. Accurate Records & Audit.

1. Selling Entity and its Agents shall keep accurate and complete records and accounts of all business and transactions completed pursuant to this Agreement (including, but not limited to, relevant customer information, such as the suitability information requested of and received from applicants for fixed and index annuities, and the manner and extent of distribution of Marketing Materials). If Agent and its Agents are licensed and appointed to solicit Products in the State of New York, the records relating to Products issued in New York shall be maintained in accordance with New York Insurance Regulation 152.

2. For the term of this Agreement and for two years thereafter (or for such time as may be required under Applicable Rules), Insurer and/or Distributor has a right, with prior notice and as it reasonably considers necessary to protect its interests and property, to visit, inspect, examine, audit and verify, at Selling Entity’s offices or elsewhere, by any person designated by Insurer, any of the properties, accounts, files, documents, books, reports, work papers and other records belonging to or in the possession or control of Selling Entity relating to the business covered by this Agreement and to make copies thereof and extracts there from.

B. Complaints, Investigations and Examinations. Selling Entity shall promptly notify Insurer and Distributor of: (i) any complaint related to an Agent or a Product; (ii) any violation by an Agent of any law, regulation or rule in connection with soliciting or servicing any Product; (iii) any disciplinary proceedings that have been threatened or instituted against any of its Agents soliciting sales of any Product; or (iv) notice of any regulatory inquiry, investigation or proceeding or any threatened or filed lawsuit or claim received by Selling Entity or any Agent relating to, in each case, any Product or any activity undertaken in connection with this Agreement. Selling Entity shall transmit to the Insurer by certified mail or overnight delivery, within twenty-four (24) hours after receipt, any documents served upon Selling Entity or Selling Entity’s employees in connection with any legal proceedings by or against Insurer or Distributor. Insurer, Distributor and Selling Entity shall each cooperate fully in any inquiry, investigation or proceeding arising out of or in connection with transactions contemplated by this Agreement, including any regulatory inquiry, investigation or proceeding or judicial proceeding arising out of or in connection with the Products.

IV.	Products and Commission

A. Selling Entity shall be entitled to receive compensation based upon the attached Compensation Schedule(s) (also called Commission Schedules) for Products. The Insurer may choose to offer additional Product(s) in the future, which may result in additional Compensation Schedule(s) should the Selling Entity agree to sell the new Product. All compensation shall be paid as it accrues, except that all compensation payments are subject to Insurer’s policies and procedures on minimum payments; no payments will be made once commissions owed to Selling Entity fall below the required minimum.

B. In no event shall Insurer or Distributor be liable for the payment of any commissions or other compensation with respect to any solicitation made, in whole or in part, by any person not in compliance with applicable state and federal licensing and registration requirements. Under no circumstances shall Insurer or Distributor be liable for the payment of any commissions or other compensation with respect to any solicitation which occurred, in whole or in part, in a jurisdiction where the Product was not approved for sale.

C. Insurer and Distributor shall not be obligated for the payment of commissions or other compensation for a Product if it is determined by Insurer that Product would not have been issued except for a misrepresentation or omission by Selling Entity or any Agent, even if such Product is not rescinded. In this instance, 100% of the commission or other compensation paid on that Product will be considered unearned and will be returned to the Insurer upon demand or, in the absence of such demand, charged back to the recipient of the commission or other compensation.

D. In no event shall Insurer incur obligations under this Agreement to issue any Products, provide benefits under any features offered by any such Products or pay any commission or other compensation in connection therewith if the Product owner has exceeded any specified maximum age limitations when the Product application was accepted. With respect to such Products where there has been a misstatement of age and/or inadvertent issuance to an over age owner, the full commission or other compensation paid by Insurer will be unearned and shall be returned to Insurer upon demand or, in the absence of such demand, charged back to the recipient of the commission or other compensation.

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E. Initial and/or subsequent premium that exceed, or that cause all Product(s) owned by the same policyholder or contract owner to exceed, the dollar amount(s) specified in Insurer’s policies and procedures (“Large Case Purchase Payment”) require pre-approval by Insurer. Insurer reserves the right to reject any such initial or subsequent premium or may accept such premium under terms communicated to Selling Entity but decided in Insurer’s sole discretion.

F. Selling Entity shall be solely liable for payment of any and all amounts payable to any Agent in connection with the sale of Products. No Agent or other person shall have any claim against Insurer on account of the sale or service of any Product.

G. Compensation for the sale of any Product issued by Insurer that is a renewal, exchange, replacement or otherwise converted from any other Product previously issued by the Insurer or any affiliate shall be paid according to the Insurer’s policies, in its sole discretion.

H. For Products, Selling Entity acknowledges and understands that no commission or other compensation with respect to a Product shall be paid to Selling Entity after Selling Entity is no longer designated as an “agency of record” or “broker/dealer of record” for a particular contract.

I. With respect to variable and registered index-linked annuities, commissions payable to Selling Entity shall be paid by Insurer on behalf of Distributor, consistent with applicable SEC requirements. In conformance with FINRA Notice to Members 84-48, Selling Entity waives payment of the commission from Distributor until Distributor is in receipt of the commission.

J. Indebtedness.

1. Selling Entity shall pay Insurer in full for any indebtedness to Insurer arising this Agreement or otherwise. In the event that Selling Entity is indebted to Insurer, Insurer shall have the right, at any time, to deduct such indebtedness from any and all compensation due to Selling Entity from Insurer, at the sole option of Insurer.

2. Selling Entity shall be responsible for any indebtedness owed to Insurer by Selling Entity and its Agents. Except as otherwise agreed to in writing between Insurer and Selling Entity, any indebtedness owed to Insurer by Agents will be immediately due and payable without demand and be offset against any compensation due Selling Entity from Insurer.

3. The indebtedness of either Selling Entity or its Agents to the Insurer shall include, but shall not be limited to, unearned commissions and overrides, any and all chargebacks related to commissions or overrides, or other compensation paid or credited to or received by either Selling Entity or its Agents for policies or contracts of Insurer that lapse or for which the full premium is not paid for any reason or returned pursuant to a freelook. The term indebtedness also includes, but is not limited to, loans, financing arrangements and any other debts to Insurer of Selling Entity or its Agent if the same are not repaid in accordance with the Agent’s contract with Insurer regarding the same.

K. Selling Entity and its registered representatives and Agents shall identify and avoid or manage and disclose any material conflicts of interest, including, but not limited to material conflicts of interest with respect to compensation and will not, as applicable, pay or accept any cash or non-cash compensation that is based on the sale of specific annuities within a limited period of time and is paid in connection with any sales contests, sales quotas, or similar incentives.

L. [RESERVED]

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V.	Indemnity

A. Insurer shall indemnify, defend and hold harmless the Selling Entity, and its affiliates including, but not limited to, its directors, officers, partners, associates, agents, employees, attorneys and representative of any of the foregoing, from and against any and all losses, expenses, claims, lawsuits, proceedings, damages and liabilities, joint or several, as incurred (including any costs of investigation and legal expenses and any amounts paid in settlement of any action, suit or proceeding of any claim asserted) (each a “Claim” or collectively “Claims”) to a third party which result from, arise out of or are based upon any allegation in connection with this Agreement, or the Products or services provided hereunder involving: (i) any negligence, error, omission, misconduct or other unauthorized act by the Insurer or its employees or representatives, including but not limited to independent contractors engaged by the Insurer to perform any of its duties under this Agreement; (ii) any breach by the Insurer of any of its representations, or obligations under this Agreement; and (iii) any violation of Applicable Rules by the Insurer.

B. Distributor shall indemnify, defend and hold harmless the Selling Entity, and its affiliates including, but not limited to, its directors, officers, partners, associates, agents, employees, attorneys and representative of any of the foregoing, from and against any and all Claims to a third party which result from, arise out of or are based upon any allegation in connection with this Agreement, or the Products or the Services provided hereunder involving: (i) any negligence, error, omission, misconduct or other unauthorized act by the Distributor or its employees or representatives, including but not limited to independent contractors (who are not Parties to this Agreement) engaged by the Distributor to perform any of its duties under this Agreement; (ii) any breach by the Distributor of any of its representations, or obligations under this Agreement; and (iii) any violation of Applicable Rules by the Distributor.

C. Selling Entity shall indemnify, defend and hold harmless the Insurer and Distributor, and their affiliates including, but not limited to, their respective directors, officers, partners, associates, agents, employees, attorneys and representative of any of the foregoing, from and against any and all Claims to a third party which result from, arise out of or are based upon any allegation in connection with this Agreement, or the Products or services provided hereunder involving: (i) any negligence, error, omission, misconduct or other unauthorized act by the Selling Entity or its Agents, employees or representatives, including but not limited to independent contractors engaged by the Selling Entity to perform any of its duties under this Agreement; (ii) any breach by the Selling Entity or its Agents of any of its representations, or obligations under this Agreement; (iii) any breach by Selling Entity or its Agents of Corebridge Financial Marks, Co-Brand Guidelines or Marketing Materials; (iv) any violation of Applicable Rules by the Selling Entity or its Agents and (v) compensation or commissions payable to an Agent of the Selling Entity. Without limiting the indemnity provided in the Agreement, in the event a policyholder or contract owner makes a claim regarding a violation of sales practice or suitability obligation for breach of a purported duty owed by Insurer and/or Distributor and such claim asserts a violation of any sales practice, suitability or Selling Entity’s obligation owed to a policyholder or contract owner, Selling Entity shall indemnify Insurer and/or Distributor, as the case may be, in accordance with the provisions set forth in the Agreement.

D. If any claim for indemnification under this Section V is made and the Party seeking indemnification (“Indemnitee”) shall provide prompt written request for indemnification (the “Claims Notice”) to the Party that owes indemnification obligation (“Indemnitor”), and the Indemnitor shall provide a written acceptance or rejection of such request within ten (10) Business Days after its receipt of the Claim Notice. If the Indemnitor fails to respond to the Claims Notice within such ten-day period or refuses to defend the claim as required by this Section V, the Indemnitee may resist the claim and/or settle or otherwise pay the claim; provided, however, that the Indemnitee shall advise the Indemnitor of its intent to settle or pay the claim prior to doing so. The Indemnitor shall pay all fees and costs incurred by the Indemnitee arising out of or relating to such settlement or payment.

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VI.	Termination

A. This Agreement shall continue for an indefinite term, subject to the termination by any Party hereto upon 30 days prior written notice (a “Termination Notice”) to the other Parties hereto. The Termination Notice shall state the effective date of termination (the “Termination Date”), which shall be a date no earlier than 30 days after the date on which the Termination Notice was delivered to the non-terminating Parties.

B. This Agreement shall terminate upon written notice upon the filing of a petition in bankruptcy or for reorganization by another Party.

C. This Agreement shall terminate when Selling Entity or its Agents: (a) materially breach a provision of this Agreement or (b) fail to timely and fully comply with Insurer directives, rules, regulations or manuals. Termination shall be effective immediately upon written notice if the breach, default or failure is not corrected within five (5) business days of Selling Entity’s receipt of notice of such breach, default or failure including for emphasis, but not limiting the forgoing, in the event the Selling Entity: (1) misapplies, misdirects or misappropriates premium or funds received under the Agreement, (2) fails to remit promptly funds due to Insurer, policyholder, contract owners or applicants; (3) endeavors to induce agents of Insurer to leave its services or Selling Entity systematically induces policyholders or contract owners of Insurer to relinquish their policies; or (4) materially prejudices the interest of the Insurer or Distributor or commits a fraud on the Insurer or Distributor.

D. This Agreement shall terminate without further action on the part of any Party hereto under the following circumstances:

1. Selling Entity’s required insurance or securities licensing is suspended, revoked or not renewed;

2. Broker/Dealer deregisters or terminates its FINRA membership; or

3. Selling Entity or any of its principal officers are convicted of a felony or of violation of the securities or insurance laws or regulations of any jurisdiction or of any law which violation reflects adversely upon the honesty and integrity of Selling Entity or any of its principal officers.

E. If this Agreement is terminated pursuant to Section VI(C) or VI(D), Selling Entity’s right to receive compensation that is due and payable on or after the termination date pursuant to any Compensation Schedule shall immediately cease.

F. Production and Persistency. Insurer shall have the right to establish minimum production and persistency standards as a requisite to Selling Entity maintaining this Agreement or its Agents maintaining their appointments with Insurer. Insurer shall be free to amend such standards at its sole discretion.

G. [RESERVED]

VII.	Survival of Provisions Post-Termination

Upon termination of this Agreement, all authorizations, rights and obligations under this Agreement shall terminate and cease to be in effect, except for the following provisions: Section II (Solicitation; Marketing; and Agent Licensing/Appointment and Supervision) with respect to any Product contract, policy or certificate issued or sold hereunder prior to termination Section III (Records, Audit, Investigations), Section IV(J) (Indebtedness), Section V (Indemnity), Section VI (Termination), Section IX (Confidentiality, Privacy, and Information Security), Section X (C) (Insurance/Fidelity Bond), and Section X(G) (Choice of Law/Venue).

VIII.	Anti-Money Laundering

A. Each Party represents and warrants that it has developed and implemented a written anti-money laundering program (“AML Program”) reasonably designed to achieve and monitor compliance with the Applicable Rules, including, but not limited to, the USA PATRIOT Act, the Bank Secrecy Act and applicable regulations thereunder, as well as regulations administered by the U.S. Department of the Treasury’s Office of Foreign Asset Control (“OFAC”), as further described below.

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B. Selling Entity’s AML Program must include the following elements: (1) policies, procedures, and controls that are tailored to Selling Entity’s business; (2) designation of a compliance officer to administer and oversee the AML Program; (3) employee and Agent training, in compliance with the USA Patriot Act and the Bank Secrecy Act; (4) an independent audit function to test the effectiveness of the AML Program; (5) a Customer Identification Program adopted pursuant to Section 326 of the USA Patriot Act; (6) provisions for the filing of all necessary anti-money laundering reports, including currency transaction reports and suspicious activity reports; (7) provisions for screening of all new and existing customers against the OFAC list and any other government list that is or becomes required under the Bank Secrecy Act; and (8) provisions to allow appropriate examiners and regulators to examine information, books, and records maintained by Selling Entity in connection with its AML Program.

C. The Parties acknowledge that Insurer has established an AML Program. As permitted by applicable AML regulations, the Parties acknowledge that Insurer will rely on Selling Entity to, and Selling Entity agrees to, (1) verify and identify each customer’s identity and the source(s) of funds to be used to purchase Products and (2) provide appropriate AML training to the Agents involved in the solicitation, sale, and/or servicing of the Products. Selling Entity agrees to provide to Insurer, upon request, written verification of the AML training. If written verification is not timely provided, Insurer may suspend payment of compensation until such verification is received. If Selling Entity fails to comply with any directives received from Insurer regarding AML compliance, Insurer reserves the right to refuse to process business submitted by Selling Entity until Selling Entity complies with the directives.

IX.	Confidentiality, Privacy, and Information Security

A. Definitions.

1. “Information Systems” means any computer, computer network, computer application, imaging device, storage device or media, mobile computing device, or any other device, application, program, or other information technology that contains or accesses Confidential Information.

2. “Personal Information” means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly with a particular individual or household accessed by a Party in connection with the performance of its obligations under the Agreement, including, but not limited to: (a) an individual’s name, address, e-mail address, IP address, telephone number; (b) the fact that an individual has a relationship with Company and/or its parent, affiliated or subsidiary companies; (c) an individual’s account information; and (d) any other information protected by Privacy and Security Laws.

3. “Privacy and Security Laws” mean all applicable laws and regulations, as amended or re-enacted from time to time, applicable to Selling Entity or Company, pertaining to the security of Confidential Information and Information Systems and the protection or privacy of Personal Information.

4. “Representatives” means any of Insurer or Distributor’s Affiliates, the Selling Entity’s Affiliates, or consultants, third party service providers, attorneys, actuaries and auditors that assist Insurer or Distributor or the Selling Entity or any of Insurer or Distributor’s Affiliates or the Selling Entity’s Affiliates in the Purpose.

B. Confidential Information. All terms and conditions of this Agreement and any materials or other information, including any Personal Information, provided in connection herewith (including, without limitation, any renewal information and any materials or other information provided during an inspection of Insurer or Distributor’s books and records), together with all analyses, compilations, data, studies or other documents or records prepared by or on behalf of Insurer or Distributor (or its Affiliates) or the Selling Entity (or its Affiliates) that contain, otherwise reflect or are generated or derived from such materials or other information (collectively, the “Confidential Information”), shall be kept confidential by the parties as against third parties.

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C. Permitted Use. Each Party and their Representatives shall be permitted to access, use, transmit, store, and otherwise process, as applicable, the Confidential Information and, provided access is specifically granted by the other Party, any Information Systems of the other Party only for purposes relating directly to a Party’s rights and obligations under this Agreement, including the Party’s own internal administration, risk management, regulatory compliance and accounting purposes (the “Purpose”). Selling Entity and its Representatives shall not disclose, transfer, or otherwise make available Confidential Information to any third party in exchange for monetary or other valuable consideration. Each Party is an independent business or data controller and nothing in this Agreement is intended to create a business-services provider or joint controller relationship.

D. Third Party Providers. Subject to the foregoing Paragraph, each Party shall be permitted to disclose any Confidential Information to its Representatives, and to government and regulatory authorities having jurisdiction over it, provided the Party advises such parties of the confidential nature of the Confidential Information, including the sensitive nature of any Personal Information to be provided, and the obligations of such parties to maintain confidentiality, privacy, and information security in accordance with the terms hereof. Each Party shall be responsible for any breach of these obligations by any of its Representatives.

E. Excluded Information. The Parties shall also be permitted to disclose Confidential Information, other than Personal Information and data pertaining to the information security of the other Party, that: (1) is properly in the possession of the Party at the time of disclosure without any obligation of confidentiality attaching thereto; (2) is or becomes available to the general public without breach of this Agreement; (3) is disclosed to the receiving Party on a non-confidential basis by another source without breach of any contractual, legal, fiduciary or other obligation with or to the disclosing Party that is known or should have been known to the receiving Party; or (4) is independently developed by the receiving Party without use of or reliance upon the Confidential Information. Information obtained, derived or available from sources known to include illicit data, such as the “dark web,” do not meet the requirements of the exceptions in (1)-(4) above.

F. Required Governmental Disclosures. Nothing herein shall prohibit either Party from disclosing this Agreement and any Confidential Information provided in connection herewith pursuant to a valid court order or a governmental directive requiring disclosure (each a “Governmental Directive”). With respect to any disclosure made pursuant to this Paragraph, the disclosing Party (or any of its Representatives) agrees to furnish only that portion of the Confidential Information that it reasonably determines, in consultation with its counsel, is necessary under applicable law.

G. Compliance with Laws. Each Party shall comply with its obligations under Privacy and Security Laws and shall cooperate with the efforts of the other Party to comply with such laws.

H. Disclosures. Each Party agrees that, to the extent it discloses Personal Information to the other Party, such disclosure shall be in accordance with Privacy and Security Laws. Each Party also agrees that it shall not disclose such Personal Information received by or on behalf of the other Party for monetary or other valuable consideration.

I. Comprehensive Security Program. Each Party shall maintain a comprehensive information security program designed to protect the confidentiality, integrity and availability of Information Systems and to protect all Confidential Information from unauthorized use, alteration, access, acquisition, processing, disclosure or loss. The information security program shall, at a minimum, comply with the requirements of Privacy and Security Laws and, in particular, shall include: (i) written policies and procedures, which shall be periodically assessed and revised to address changes in risks and the effectiveness of controls; and (ii) technical, administrative, physical, organizational and operational controls that are appropriate to the information security risk and consistent with industry best practices as they evolve over time, including, as appropriate, encryption of Confidential Information at rest and in transit, controls to limit unauthorized access to Information Systems and Confidential Information, and the use of multi-factor authentication when accessing any Information Systems from outside such Information System’s network.

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J. Security Incident. The Selling Entity shall promptly, and at least within forty-eight (48) hours of becoming aware of any actual or reasonably suspected unauthorized or unlawful use, processing, alteration, access, disclosure, loss or unavailability of Confidential Information or Information Systems (“Security Incident”) (to the extent that Insurer or Distributor’s Information could reasonably be expected to be impacted thereby), notify Insurer or Distributor, as applicable, of such Security Incident in writing and shall cooperate with Insurer or Distributor, as applicable, to investigate and respond to such events. The Selling Entity shall reimburse Insurer or Distributor, as applicable, for reasonable costs incurred by Insurer or Distributor to the extent the Security Incident results from Selling Entity’s breach of this Article IX or of Privacy and Security Laws.

K. No License. The receiving Party agrees that any written Confidential Information provided by or on behalf of the disclosing Party in connection herewith shall at all times remain the sole property of the disclosing Party. Nothing contained in this Agreement shall be construed as granting or conferring rights by license or otherwise in such material disclosed to the receiving Party.

L. Equitable Relief. The Selling Entity hereby acknowledges and agrees that money damages may be both incalculable and an insufficient remedy for any breach of this Article by the Selling Entity or its Representatives and that any such breach may cause Insurer or Distributor irreparable harm. Accordingly, Insurer or Distributor shall be entitled to seek equitable relief, including, without limitation, injunctive relief and specific performance, in the event of any breach of the provisions of this Article by the Selling Entity or its Representatives, in addition to all other remedies available at law or in equity.

M. Audit. For the term of this Agreement and for two years thereafter, Insurer and/or Distributor has a right, with prior notice and as it reasonably considers necessary to protect its interests and property, to conduct a security assessment of Selling Entities cybersecurity practices and Information Systems.

N. Information Received in Error. If Confidential Information, which is not necessary for the purposes of this Agreement, is received by one Party from the other Party in error, the other Party shall promptly return or destroy the original and all copies of the same and certify in writing to the requesting Party that the Confidential Information has been returned or destroyed.

O. Return or Destruction of Confidential Information. At the earlier of the termination of this Agreement or upon a Party’s written request for the return, deletion, or destruction of its Confidential Information, the other Party or Parties, as the case may be, will promptly return the original and all copies of the Confidential Information or delete or destroy such Confidential Information and certify in writing to the requesting Party that the Confidential Information has been deleted or destroyed; provided however, that each Party may retain Confidential Information in its possession necessary to service its customers or as required by applicable law. Upon termination of this Agreement, this Section (Confidentiality, Privacy, and Information Security) shall survive.

X.	General Provisions

A. Amendment. Except as expressly provided herein, no amendment to this Agreement shall be effective unless set forth in writing and signed by all the Parties hereto. Notwithstanding the foregoing:

1. Additional agencies associated with Agency(ies) may be added as Parties to this Agreement or existing Agency(ies) may be removed at any time upon written notice by Selling Entity to Insurer. The additional agencies will need to execute the written request in doing so the additional agencies will become Parties to this Agreement and be bound by its terms.

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2. Compensation Schedules hereto and any addendum to the Compensation Schedules hereto adopted pursuant to Section IV entered into between Insurer and/or Distributor and Selling Entity on or after the date hereof may, in each case, be amended or modified by Insurer or Distributor upon ten (10) days’ prior written notice to Selling Entity (which notice, solely for purposes of this subclause (2) shall be deemed received by Selling Entity on the earlier of actual receipt or 10 days after mailing or transmission). For the purposes of this subclause (2), the submission of an application for any Product by Selling Entity or its Agents after the expiration of the 10-day period described herein shall constitute Selling Entity’s agreement to such amendment.

3. In the event of a change in state or federal law or applicable regulation, Insurer may amend this Agreement as necessary to comply with such change in the law or regulation. The Parties agree that such changes will be effective as of the stated effective date of any such law or regulation regardless of whether this Agreement has been amended by said effective date.

B. Addresses for Notice. Any communication or notice pursuant to this Agreement shall be in the form of a written or facsimile message and be delivered to the addresses set forth on the signature pages hereto or such address as communicated by a Party in writing to the other Parties subsequent to the Effective Date of this Agreement, and shall be deemed delivered and treated as effective (i) when delivered, if delivered in person (by hand or by messenger); (ii) on the fifth (5th) day after mailing, if mailed pursuant to United States first-class mail (or any express mail service), postage prepaid; or (iii) upon transmittal if in the form of a facsimile (if confirmed by transmittal).

C. Insurance/Fidelity Bond.

1. Broker/Dealer represents that all directors, officers, employees, representatives and/or Agents who are appointed pursuant to this Agreement or who have access to funds intended to be delivered from the client to Insurer or from the Insurer to the client and will continue to be covered by a blanket fidelity bond including coverage for larceny, embezzlement or any other defalcation, issued by a reputable bonding company. Such bond shall be at least equivalent to the minimal coverage required under the FINRA Rules of Fair Practice, endorsed to extend coverage to annuity transactions.

2. For as long as this Agreement is in force, each Agency and each of its Agents will also maintain Errors & Omission (“E&O”) coverage of at least $1,000,000 per incident and with a deductible of not more than $50,000. E&O coverage shall be maintained at Agency and/or Agent’s expense and shall be placed with an insurer with an A minus or better rating from A.M. Best. This is a minimum requirement only and does not diminish any of Agent’s indemnification obligations under Section V.

3. Selling Entity acknowledges that the Insurer may require evidence that blanket fidelity bond and E&O coverage are in force and Selling Entity shall promptly give notice to the Insurer of any notice of cancellation or change of coverage. Selling Entity shall assign any proceeds received from the fidelity bond or E&O companies, as appropriate, to the Insurer to the extent of the Insurer’s loss due to activities covered upon resolution of the matter. If there is any deficiency, Selling Entity will promptly pay the Insurer that amount on demand to satisfy any deficiency and the costs of collection.

D. Independent Contractor. Selling Entity and its agents and representative are independent contractors for the Insurer or Distributor.

E. Assignment. No assignment of this Agreement (whether by operation of law or otherwise) or of commissions or other payments under this Agreement by Selling Entity shall be valid without the prior written consent of the Insurer. If Selling Entity delegates or subcontracts with another third-party to perform any of Selling Entity’s obligations under this Agreement, Selling Entity shall remain fully responsible and liable for all obligations performed by such third-party to the same extent as if such obligations were performed by Selling Entity. Upon written notice to Selling Entity, Distributor and Insurer may transfer the Agreement to an affiliate via assignment and/or novation and such affiliate shall assume the rights and obligations of Distributor or Insurer, as applicable, upon the date specified in such notice.

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F. Severability/Entire Agreement. To the extent this Agreement may conflict with Applicable Rules, this Agreement shall be construed in a manner not inconsistent with such law or regulation. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement. This Agreement, together with the annexes and schedules hereto, constitutes the entire agreement of the Parties hereto, and supersedes all prior agreements and undertakings, both written and oral, among the Parties hereto with respect to the subject matter hereof and thereof.

G. Choice of Law/Venue. This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to its conflicts of law principles. Venue for any action between the Parties shall be Houston, Texas.

H. Counterparts. This Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, constitute an agreement binding on all Parties notwithstanding that not all Parties are signatories to the same counterpart.

I. Waiver. The failure of a Party to insist on strict compliance, or to exercise any right or remedy under this Agreement shall not constitute a waiver of any rights contained herein or stop the Parties from thereafter demanding full and complete compliance or prevent the Parties from exercising such remedy in the future.

J. Contacting of Policyholders, Contract Owners and Others. The Parties agree that any Party may contact by mail or otherwise, any customer, or agent, account executive or employee of a Party or other individual acting in a similar capacity if deemed appropriate by that Party, in the course of normal customer service for existing Contracts and accounts or as required by law. The term “customer” shall include certificate holders under a group Contract.

K. [RESERVED]

IN WITNESS WHEREOF, this Agreement, dated ________________________(“Effective Date”), has been executed by duly authorized representatives of each Party as follows:

“BROKER/DEALER”:

Send mail to:

By:

NAME:
TITLE:
DATE:

“AGENCY”:

Send mail to:

By:

NAME:
TITLE:
DATE:

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“DISTRIBUTOR”:
COREBRIDGE CAPITAL SERVICES, INC.	Send mail to:
General Counsel
Corebridge Capital Services, Inc.
Harborside Financial Center, 3200 Plaza 5 Jersey City, NJ 07311
By:
NAME: Christina M. Nasta
TITLE: President
DATE:

“INSURER”:
AMERICAN GENERAL LIFE INSURANCE COMPANY	Send mail to:
Chief Distribution Officer
Corebridge Financial
21650 Oxnard Street, Suite 750
By:	Woodland Hills, CA 91367-4997
NAME: Nicholas G. Intrieri
TITLE: Chief Operations Officer	With a copy to (which shall not constitute notice):
DATE:	Chief Insurance Counsel
Product Manufacturing and Marketing
Corebridge Financial
21650 Oxnard Street, Suite 750
Woodland Hills, CA 91367-4997

“INSURER”:
THE UNITED STATES LIFE INSURANCE COMPANY	Send mail to:
IN THE CITY OF NEW YORK	Chief Distribution Officer
Corebridge Financial
21650 Oxnard Street, Suite 750
Woodland Hills, CA 91367-4997
By:
NAME: Nicholas G. Intrieri	With a copy to (which shall not constitute notice):
TITLE: Chief Operations Officer	Chief Insurance Counsel
DATE:	Product Manufacturing and Marketing
Corebridge Financial
21650 Oxnard Street, Suite 750
Woodland Hills, CA 91367-4997

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ANNEX I

This Annex I appends the Selling/General Agreement dated ________________ (the “Agreement”) by and among American General Life Insurance Company (“American General”), an insurance company domiciled in the State of Texas, The United States Life Insurance Company in the City of New York (“US Life” which is collectively referred to with American General as “Insurer”), an insurance company domiciled in the State of New York, Corebridge Capital Services, Inc. (“Distributor”), _________________________ (“Broker/Dealer”), and the associated insurance agencies listed below (each an “Agency” and collectively “Agencies”). Broker/Dealer and Agencies are together referred to herein as the “Selling Entity.”

Each of the undersigned Agencies holds the necessary insurance license to act as general agent in connection with the sale of Products, as defined in the Agreement, in those states so identified next to its name. By executing this Annex I, each of the undersigned shall be bound by the terms and conditions of the Agreement as if it were a Party thereto.

COMPANY	STATE(S)	TAX I.D. NO.
Signature:

Signature:

Signature:

Signature:

Signature:

Signature:

Signature:

Signature:

Signature:

Signature:

Signature:

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